SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934


                                SPECTRASITE, INC.
             (Exact Name of Registrant as Specified in its Charter)


               DELAWARE                                     56-2027322
(State of Incorporation or Organization)           (IRS Employer Identification)


                       100 REGENCY FOREST DRIVE, SUITE 400
                           CARY, NORTH CAROLINA 27511
               (Address of Principal Executive Offices) (Zip Code)


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

   Title of Each Class                          Name Of Each Exchange on Which
   To Be So Registered                          Each Class Is To Be Registered
--------------------------------------------------------------------------------
         NONE.                                             NONE.


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                        Warrants to purchase Common Stock
                            Par value $.01 per share


           This registration statement contains a total of 4 pages.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         In connection with the Plan of Reorganization of SpectraSite, Inc. (the "Company") (the "Plan"), the Company will be issuing warrants (the "Warrants") to purchase 1,250,000 shares of common stock, par value $.01 per share (the "Common Stock").

         The Warrants will be exercisable immediately upon their date of issuance. The Warrants will have an initial exercise price of $32.00 per share (the "Exercise Price"), subject to certain adjustments and anti-dilution protections briefly discussed below and more fully set forth in the form of Warrant Agreement, dated as of February 10, 2003, between the Company and EquiServe Trust Company, N.A. (the "Warrant Agreement"). The Warrants may be exercised in whole or in part, at any time and from time to time until February 10, 2010 (the "Expiration Date"). The Warrants will cease to be exercisable, terminate and become void on the Expiration Date, and all rights under the Warrants and the Warrant Agreement will cease at that time.

         Under the Warrant Agreement, the Exercise Price, the number of shares covered by each Warrant and the number of Warrants outstanding are subject to adjustment from time to time as a result of the Company, among other things, (i) declaring a dividend on shares of Common Stock payable in shares of any class of capital stock of the Company, (ii) subdividing the outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combining the outstanding shares of Common Stock into a smaller number of shares, (iv) issuing any shares of capital stock in a reclassification of shares of the Common Stock,
(v) fixing a record date for the issuance of rights, options, or warrants to all holders of Common Stock at an exercise price that is less than the then current market price for the Common Stock at an exercise price that is less than the then current market price for the Common Stock, (vi) fixing a record date for the making of a dividend or distribution to all holders of Common Stock of any evidences of indebtedness or assets or subscription rights or warrants, or (vii) consummating a tender offer for or otherwise repurchasing or redeeming Common Stock.

         The warrant agent for the Warrants is EquiServe Trust Company, N.A.

         The foregoing is only a summary of significant terms and provisions of the Warrants and as such is qualified in its entirety by reference to the Warrant Agreement, a copy of which is attached hereto as Exhibit 4.1.



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


ITEM 2.  EXHIBITS.

         4.1 Warrant Agreement, dated as of February 10, 2003, between SpectraSite, Inc. and EquiServe Trust Company, N.A., as Warrant Agent (including form of warrant certificate) (incorporated by reference to the Current Report on Form 8-K filed by the Registrant on February 11, 2003).







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


                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                          SPECTRASITE, INC.


                                          /s/ Steven Lilly
                                          ---------------------------
                                          Name: Steven Lilly
                                          Title: Vice President


DATE:  February 11, 2003







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